Exhibit 15.4

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical reports entitled Amended National Instrument 43-101 Independent Technical Report Mineral Reserves Estimate and Pre-Feasibility Study on the Buckreef Gold Mine Project, Tanzania, East Africa with an effective date June 26, 2018, and National Instrument 43-101 Independent Technical Report Updated Mineral Resource Estimate for the Buckreef Gold Mine Project, Tanzania, East Africa with an effective date of May 15, 2020, and reference as an expert contained in the Annual Report of Tanzanian Royalty Exploration Corporation on Form 20-F for the fiscal year ended August 31, 2019, as amended, and incorporated by reference to the Company’s registration statements on Form F-3 ( SEC File Nos.: 333-213604; 333-213834; and 333-226949) and Form S-8 (SEC File No.: 333-234078).

Crundwell Metallurgy (Crundwell)

/s/ F. Crundwell

Dated: August 10, 2020